EXHIBIT 10.1

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Performance-Based Restricted Stock Unit Award Agreement under the Benchmark Electronics, Inc. 2010 Omnibus Incentive Compensation Plan,  dated as of ____________, between Benchmark Electronics, Inc. (the “Company”), a Texas corporation, and [NAME].

This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of a target award (the “Award”) of _______ restricted stock units that are subject to the terms and conditions specified herein (“RSUs”) and that are being granted to you on the date hereof under the Benchmark Electronics, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”).  Each RSU subject to this Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, a share of the Company’s common stock, $0.10 par value (a “Share”), as set forth in Section 3 of this Award Agreement.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT.  BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

The Plan.  This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement.  In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.  In the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and the Company or any of its Subsidiaries (an “Employment Agreement”), the terms of your Employment Agreement shall govern.

Definitions.  Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.  As used in this Award Agreement, the following terms have the meanings set forth below:

(a)  “Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

(b)  “Cause” means the occurrence of any one of the following:

(i)  your gross negligence in the performance of your duties with the Company, which gross negligence results in a material adverse effect on the Company, provided that no such gross negligence shall constitute “Cause” if it relates to an action taken or omitted by you in the good faith, reasonable belief that such action or omission was in or not opposed to the best interests of the Company;

(ii)  your habitual neglect or disregard of your duties with the Company that is materially and demonstrably injurious to the Company, after written notice from the Company stating the duties you have failed to perform;

(iii)  your engaging in conduct or misconduct that materially harms the reputation or financial position of the Company;

(iv)  your obstruction, impedance or failure to materially cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under Federal or state laws, or a governmental department or agency; or

(v)  your conviction of a felony, provided that no such conviction will constitute “Cause” if it relates to an action taken or omitted by you in the good faith, reasonable belief that such action or omission was in or not opposed to the best interests of the Company.

(c)  “Good Reason” means the occurrence of any one of the following:

(i)  a material diminution of your duties or responsibilities;

(ii)  a greater than 10% reduction in your base salary, annual bonus opportunity or long-term incentive compensation opportunity; or

(iii)  a material breach by the Company of any provision of your Employment Agreement or any other agreement between you and the Company.

A termination of your employment by you for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 90 days following the date of the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company or any of its Subsidiaries that constitutes Good Reason and the specific provisions of this Award Agreement, your Employment Agreement or any other agreement between you and the Company on which you relied.  The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to you (such 30-day or shorter period, the “Cure Period”).  If, during the Cure Period, such circumstance is remedied, you shall not be permitted to terminate your employment for Good Reason as a result of such circumstance.  If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, you shall be entitled to terminate your employment for Good Reason during the 90-day period that follows the end of the Cure Period (the “Termination Period”).  If you do not terminate your employment during the Termination Period, you shall not be permitted to terminate your employment for Good Reason as a result of such circumstance.

“Payment Formula” means the formula set forth in ________ that determines the number of RSUs that shall vest pursuant to this Award Agreement based on whether, or the extent to which, the Performance Goals are achieved.

“Performance Goals” means the goals set forth in ________, the achievement of which determines the number of RSUs that shall vest pursuant to this Award Agreement.

“Performance Period” means the period of time specified in ________, over which the achievement of the Performance Goals shall be measured.

Vesting and Delivery.  (a)  Performance-Based Vesting.
Except as otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, the vesting of your rights with respect to the RSUs shall be contingent on the achievement of the Performance Goals as set forth in Attachment A.  Accordingly, unless otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, your rights with respect to the RSUs subject to this Award Agreement shall not become vested unless and until the Committee, in its sole discretion, determines whether, or the extent to which, the Performance Goals have been achieved.  As soon as reasonably practicable following the end of the Performance Period and in no event later than March 15 of the calendar year following the calendar year in which the Performance Period ends, the Committee shall determine whether, or the extent to which, the Performance Goals have been achieved (the date of such determination, the “Determination Date”) and shall provide notice to you of such determination as soon as reasonably practicable following such determination in accordance with Section 11 of this Award Agreement.  Upon such determination by the Committee and subject to the provisions of the Plan and this Award Agreement (including Section 3(c) of this Award Agreement), you shall vest in that percentage of the target number of RSUs that is determined pursuant to the Payment Formula set forth in ________.  Notwithstanding the foregoing, pursuant to Section 4 of this Award Agreement and except as otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, in order for your rights with respect to any RSUs to become vested, you must be employed by the Company or one of its Subsidiaries on the last day of the Performance Period and by March 15th of the following calendar year.

Vesting following a Change of Control.  If, during the two-year period immediately following a Change of Control, your employment is terminated by the Company or any of its Subsidiaries without Cause or you terminate your employment for Good Reason on or prior to the last day of the Performance Period, then you shall vest in 100% of the target number of RSUs set forth in ________, and the date of such termination of employment shall be deemed to be the Determination Date.

Negative Discretion.  This Award is intended to constitute a Performance Compensation Award that qualifies as “qualified performance-based compensation” under Section 162(m) of the Code and, therefore, is subject to all provisions of Section 6(e) of the Plan, including the Committee’s authority to reduce or eliminate the number of RSUs awarded to you pursuant to this Award Agreement, even if the Performance Goals have been achieved and without regard to your Employment Agreement.

Delivery of Shares.  As soon as reasonably practicable following the Determination Date and in no event later than March 15 of the calendar year following the calendar year in which (i) the Performance Period ends or (ii) in the event Section 3(b) of this Award Agreement applies, the Determination Date occurs, the Company shall deliver to you one Share for each RSU awarded to you pursuant to this Award Agreement that has vested in accordance with the terms of this Award Agreement, subject to tax withholding provisions of Section 7 (a) below.

Equity Ownership Policy.  Because the Company believes that stock ownership by senior management further aligns their interest with the interests of the company’s shareholders, the Company has established an equity ownership policy for certain of senior management.  According to that policy, the Company expects you to retain 20% of each vesting of RSUs until you own during the term of your employment with the Company shares of stock having a market value equal to _______ times your annual base salary (such salary measured as of January 1st of the year of the Vesting Date).

Forfeiture of RSUs.  Unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, if your rights with respect to any RSUs awarded to you pursuant to this Award Agreement have not become vested prior to the date on which your employment with the Company and its Subsidiaries terminates, your rights with respect to such RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto.

Voting Rights; Dividend Equivalents.  Prior to the date on which Shares are delivered to you in settlement of the RSUs pursuant to this Award Agreement, you shall not be entitled to exercise any voting rights with respect to the Shares underlying such RSUs and shall not be entitled to receive dividends or other distributions with respect to such Shares.

Non-Transferability of RSUs.  Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan.  Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of an RSU in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

Withholding, Consents and Legends.  (i)  Withholding.   The delivery of Shares pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan.  In the event that there is withholding tax liability in connection with the settlement of RSUs, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the Shares you would be entitled to receive upon settlement of the RSUs a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

Consents; Compliance with Law.  Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party record-keeper of the Plan such personal information as the Committee deems advisable to administer the Plan) and, in accordance with Section 9(l) of the Plan, subject to the Committee’s determination that the issuance of Shares pursuant to this Award Agreement is compliant with applicable law.

Legends.  The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws).  The Company may advise the transfer agent to place a stop order against any legended Shares.

Successors and Assigns of the Company.  The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

Committee Discretion.  Subject to the terms of this Award Agreement and your Employment Agreement, the Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

Dispute Resolution.  (ii)  Jurisdiction and Venue.  Notwithstanding any provision in your Employment Agreement, you and the Company hereby irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of Texas and (ii) the courts of the State of Texas for the purposes of any action, suit or other proceeding arising out of this Award Agreement or the Plan.  You and the Company agree to commence any such action, suit or other proceeding either in the United States District Court for the Southern District of Texas or, if such action, suit or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Texas.  You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the applicable address set forth in Section 11 of this Award Agreement shall be effective service of process for any action, suit or other proceeding in Texas with respect to any matters to which you have submitted to jurisdiction in this Section 10(a).  You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or other proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of Texas or (B) the courts of the State of Texas, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

Waiver of Jury Trial.  You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

Confidentiality.  You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel, accountants and other representatives (provided that such counsel, accountants and other representatives agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

Notice.  All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Benchmark Electronics, Inc. 3000 Technology Drive Angleton, Texas 77515 Attention: General Counsel
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

Governing Law.  This Award Agreement shall be deemed to be made in the State of Texas, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof.

Headings and Construction.  Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.  Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”.  The term “or” is not exclusive.

Amendment of this Award Agreement.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 2.  Section 409A.  (a)  For purposes of Section 409A of the Code (“Section 409A”), it is intended that amounts payable pursuant to this Award Agreement qualify for the short-term deferral exception under Treas. Reg. Section 1.409A-1(b)(4) or any successor thereto, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with such exception.

(b)  In the event that it is determined that any amounts payable pursuant to this Award Agreement do not qualify for the short-term deferral exception under Treas. Reg. Section 1.409A-1(b)(4) or any successor thereto, it is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and any similar state or local law.

(c)  Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Subsidiaries.

(d)  To the extent required by Section 409A, any amount payable under the Award Agreement that constitutes deferred compensation (within the meaning of Section 409A) subject to, and not exempt from, Section 409A, payable or provided to you upon a termination of employment shall only be paid or provided to you upon your separation from service (within the meaning of Section 409A).  If, at the time of your separation from service, (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under this Award Agreement constitutes deferred compensation the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its Subsidiary, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes or penalties.

Counterparts.  This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

BENCHMARK ELECTRONICS, INC.,

by
Name:
Title:

NAME /Date